Exhibit 99.1

Hickok Incorporated Changes Name to Crawford United Corporation and Announces First Quarter 2019 Results

CLEVELAND, May 16, 2019 (GLOBE NEWSWIRE) -- Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse markets, today reported the name of the company has been changed to Crawford United Corporation.  The company also reported results for the three-month period ended March 31, 2019.

“The Crawford United name stands for quality, integrity and world-class manufacturing expertise,” said Chairman and Chief Executive Officer, Brian Powers.  The Company’s common shares will continue to trade over-the-counter under the new ticker symbol “CRAWA” as of May 16, 2019. The name change does not affect the rights of the Company’s shareholders, creditors, customers or suppliers. The Company’s current shareholders will not need to exchange their stock certificates and the stock certificates reflecting the Company’s prior corporate name will continue to be valid.

For the quarter ended March 31, 2019, sales were $21.8 million compared with $11.9 million in the same period last year, an increase of 84%.  In this same period, the Company recorded operating income of $2.6 million compared with operating income of $0.6 million in the same period last year, an increase of 300%.  The Company’s net income in this period was $1.7 million, or $0.55 per fully diluted share, compared with net income of $0.4 million, or $0.11 per fully diluted share last year, an increase of 367% in net income.  The increases in sales, operating income and net income were primarily a result of the acquisition of CAD Enterprises, Inc. (“CAD”) effective July 1, 2018.

About Crawford United Corporation. Crawford United Corporation is a publicly-traded holding company serving diverse markets, including healthcare, aerospace, education, and petrochemical.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including deterioration of or instability in the economy, the markets the Company serves and the financial markets, developments and uncertainties in U.S. laws and policy, decreased availability or increased costs of materials used in producing the Company’s products, contractions or growth rates and seasonality or cyclicality of markets the Company serves, competition, loss of any key customer, the Company’s ability to successfully integrate the businesses it acquires and achieve the anticipated benefits of such acquisitions,  the impact of divestitures and dispositions, the impact of the Company’s debt obligations on its operations and liquidity, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact. Brian Powers, Chairman and Chief Executive Officer, 216-496-3238

CRAWFORD UNITED CORPORATION
(FORMERLY HICKOK INCORPORATED)
Consolidated Income Statement (Unaudited)

	Three Months Ended
	March 31,

	2019		2018
Sales	$21,836,087	100%	$11,878,700	100%
Cost of Sales	17,006,199	78%	8,860,259	75%
Gross Profit	4,829,888	22%	3,018,441	25%

Operating Expenses:
Product development	-	0%	123,029	1%
Selling, general and administrative expenses	2,258,817	10%	2,252,327	19%
Operating Income	2,571,071	12%	643,085	5%

Other (Income) Expenses:
Interest charges	266,073	1%	85,933	1%
Other (income) expense	(23,874)	0%	58,816	0%
Total Other (Income) and Expenses	242,199	1%	144,749	1%
Income before Income Taxes	2,328,872	11%	498,336	4%
Income tax expense	583,414	3%	124,584	1%
Net income	$1,745,458	8%	$373,752	3%

Net income per common share
Basic	$0.63		$0.13
Diluted	$0.55		$0.11

Weighted average shares outstanding
Basic	2,755,265		2,911,057
Diluted	3,178,420		3,269,853

Contact:	Brian E. Powers, Chairman and Chief Executive Officer CRAWFORD UNITED CORPORATION (FORMERLY HICKOK INCORPORATED) 10514 Dupont Avenue Cleveland, Ohio 44108 216-496-3238